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                                                                    EXHIBIT 4.4

                      INTERNATIONAL AIRLINE SUPPORT GROUP, INC.

                        12% SENIOR SECURED NOTE DUE JULY, 1997

$ 10,000,000                                          LOS ANGELES, CALIFORNIA
NOTE NO. 1                                                       JULY 17, 1992

         FOR VALUE RECEIVED, the undersigned, INTERNATIONAL AIRLINE SUPPORT GROUP, INC., a Delaware corporation (the "COMPANY"), hereby promises to pay to Stately & Co., as nominee for Sun Life Insurance Company of America, or registered assigns, the principal sum of TEN MILLION DOLLARS (or so much thereof as shall not have been prepaid) on July 17, 1997, with interest (computed on the basis of a 360-day year of twelve 30 day months) on the unpaid principal hereof at the rate of 12% per annum from the date hereof, payable quarterly on March 31, June 30, September 30 and December 31 of each year, commencing on September 30, 1992, until said principal shall have become due and payable, and to pay interest (so computed) at the rate of 14% per annum on any overdue principal and prepayment charge and, to the extent permitted by applicable law, on any interest overdue (without regard to any applicable grace period), until the same shall be paid. Payments of principal, prepayment charge (if any) and interest are to be made to Sun Life insurance Company of America, 11601 Wilshire Boulevard, 12th Floor, Los Angeles, California 90025 in lawful money of the United States of America.

         This Note is one of the Notes issued pursuant to the Securities Purchase Agreement dated as of July 17, 1992 between the Company and each of the purchasers named therein and is also secured by and entitled to the benefits thereof. The Notes are also entitled to the benefits provided in the Security Documents, referred to in said Securities Purchase Agreement (by the terms of which agreements the holder hereof, by his acceptance hereof, agrees to be bound), in each case to the extent provided in said agreements. As provided in said Securities Purchase Agreement, this Note is subject to optional prepayments in whole or in part, with a prepayment charge, if any, and also to required prepayments, all as specified in said Securities Purchase Agreement.

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE PROPOSED TRANSACTION DOES NOT REQUIRE REGISTRATION OR QUALIFICATION UNDER FEDERAL OR STATE SECURITIES LAWS, OR UNLESS THE PROPOSED TRANSACTION IS REGISTERED OR QUALIFIED AS REQUIRED.

         Upon surrender of this Note for registration of transfer or assignment, duly endorsed, or accompanied by a written instrument of transfer or assignment duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and, at the option of the holder, registered in the name of,




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the transferee or assignee.  The Company may deem and treat the person in whose name, this Note is registered as the holder and owner hereof for the purpose of receiving payments and for all other purposes whatsoever, and the Company shall not be affected by any notice to the contrary.

         If an Event of Default (as defined in said Securities Purchase Agreement) shall occur and be continuing, the principal of this Note may, under certain circumstances, become or be declared due and payable in the manner and with the effect provided in said Securities Purchase Agreement.

                                                   INTERNATIONAL AIRLINE
                                                   SUPPORT GROUP, INC.,
                                                   A DELAWARE CORPORATION


                                                   By
                                                      ----------------------
                                                             PRESIDENT